Exhibit 10.79
REAL PROPERTY PURCHASE AND
SALE AGREEMENT
Fifth and Bell Building
Seattle, Washington

Real Property Purchase and Sale Agreement
Fifth and Bell Building
Seattle, Washington
     This Real Property Purchase and Sale Agreement (“Agreement”) is made and entered into as of this 11th day of May, 2007, by and between HINES REIT PROPERTIES, L.P., a Delaware limited partnership and/or its assigns (“Buyer”), and TOUCHSTONE SEATTLE VENTURE II, an Illinois general partnership, (formerly named ORIX Touchstone Seattle Venture II) (“Seller”).
     Seller is the owner of certain property with a street address of 2301 Fifth Avenue, Seattle, Washington, commonly known as Fifth and Bell Building. Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Property (as hereinafter defined) on the terms and conditions set forth below.
     In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I. PROPERTY
     Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the obligations of each of them subject to the terms and conditions set forth herein, the following:
     1.1 Land and Improvements. The leasehold estate in the “Ground Lease Parcel” and fee title in the “Fee Parcel” as such terms are defined and more particularly described on Exhibit A hereto (collectively the “Land”), together with the 6 story building located thereon containing approximately 197,135 square feet of net rentable area and the related underground parking garage (including, but not limited to, all fixtures, generators, security devices and built-in furniture located therein except to the extent owned by tenants ) (collectively, the “Building”), and together with all other improvements owned by Seller and currently located on the Land (the Building and such other improvements are collectively referred to herein as the “Improvements”).
     1.2 Appurtenances. All rights, privileges and easements, including without limitation, all transferable development rights, air rights, water rights and all easements, rights-of-way, permits, licenses and other rights appurtenant to or used in connection with the Land and Improvements (collectively, the “Appurtenances”).
     1.3 Tenant Leases. The interest of Seller as landlord under the leases, licenses and other occupancy agreements as more particularly described on Exhibit B, together with any related guarantees and the refundable security deposits, if any, collected and held by Seller thereunder (collectively, and including any leases entered into after the Date of this Agreement (as defined below) in accordance with this Agreement, the “Tenant Leases”).
     1.4 Personal Property. The personal property described on Exhibit C attached hereto and any and all other personal property, including, without limitation, tenant finish materials, spare parts and materials, equipment and tools, lobby furniture and artwork, and security systems to the extent owned by Seller and located on the Land and Improvements and all logos, photos or renderings and the rights to the name “Fifth and Bell Building” (collectively, the “Personal Property”).
ADDENDUM A

     1.5 Contracts. Seller’s interest under the contracts and agreements described on Exhibit D hereto or otherwise approved by Buyer under Section 3.6 below (collectively, the “Contracts”). The Contracts exclude, and Seller at its expense shall terminate on or prior to Closing, all property management agreements and brokerage agreements entered into by Seller for management, leasing or sale of the Property.
     1.6 Warranties. Seller’s interest, if any, in all unexpired warranties, guaranties, indemnities, claims against third parties and other assurances of performance received by Seller, whether express or implied, regarding the design, construction, use, maintenance or operation of the Property including all of Seller’s right, title, and interest under the agreements listed on Exhibit M attached hereto (collectively, the “Warranties”).
     1.7 TI Escrow Agreement. Seller’s interest in that certain escrow account held by First American Title Insurance Company (“TI Escrow Holder”) pursuant to the Tenant Lease with Philips Electronics, N.A. (“Philips”).
     All of the items described in Sections 1.1 through 1.7 above are herein collectively referred to as the “Property” The items described in Sections 1.1 and 1.2 are herein collectively referred to as the “Real Property.”
ARTICLE II. PURCHASE PRICE
     2.1 Purchase Price.
          2.1.1 With 6th Floor Lease. If, at least three (3) Business Days prior to the Closing Date,[Note: Buyer needs to know several days in advance how much money it will transfer at closing] Seller either (a) enters into binding, non-contingent lease covering all of the rentable area on the 6th floor of the Fifth and Bell Building that satisfies the requirements set forth on Addendum A attached hereto and incorporated herein by this reference (a “6th Floor Lease”); or (b) signs a letter of intent that satisfies the requirements set forth on Addendum A binding the tenant identified therein to negotiate a lease exclusively with Seller for a period of at least thirty (30) days (a “6th Floor LOI”) and within thirty (30) days after the Closing Date delivers to Buyer a 6th Floor Lease (incorporating the terms of the 6th Floor LOI) executed by that tenant for execution by Buyer, as landlord, then the “Purchase Price” for the Property shall be based on the annual base rent payable under the 6th Floor Lease or the 6th Floor LOI according to the following schedule:

Annual Base Rent per
square foot (triple net)
under the 6th Floor Lease	Purchase Price

Thirty-one Dollars ($31.00)	Seventy-two Million Five Hundred Thirty-three Thousand Three Hundred Thirty-four Dollars ($72,533,334)

Thirty Dollars ($30.00)	Seventy-two Million Three Hundred Eight Thousand Three Hundred Thirty-four Dollars ($72,308,334)

Twenty-nine Dollars ($29.00)	Seventy-two Million Seventy-three Thousand Three Hundred Thirty-four Dollars ($72,073,334)

Twenty-eight Dollars ($28.00)	Seventy-one Million Eight Hundred Thirty-three Thousand Three Hundred Thirty-four Dollars ($71,833,334)

Twenty-seven Dollars ($27.00)	Seventy-one Million Six Hundred Three Thousand Three Hundred Thirty-four Dollars ($71,603,334)

Twenty-five and 50/100 Dollars ($25.50)	Seventy Million Eight Hundred Thirty-three Thousand Three Hundred Thirty-four Dollars ($70,833,334)
ADDENDUM A

          2.1.2 Without 6th Floor Lease. If Seller does not satisfy the requirements of either Section 2.1.1(a) or Section 2.1.1(b), the Purchase Price shall be Seventy Million Dollars ($70,000,000).
          2.1.3 Payment at Closing. The Purchase Price as calculated above shall be paid by Buyer in good funds on the Closing Date (as defined below).
          2.1.4 Escrow Account Reimbursement. In addition to the Purchase Price, at Closing Buyer shall pay to Seller the sum of Four Hundred Ninety-seven Thousand Nine Hundred Eighty-seven and 50/100 Dollars ($497,987.50) which represents the initial sum deposited into escrow held by the TI Escrow Holder.
     2.2 Escrow Holder. The Seattle office of First American Title Insurance Company (“Escrow Holder” in its capacity as escrow holder and “Title Company” in its capacity as title insurer) has been designated as Escrow Holder hereunder by mutual agreement of Seller and Buyer. Upon execution of this Agreement by the last of Seller and Buyer (such date herein referred to as the “Date of this Agreement”), Escrow Holder shall open a closing escrow for the benefit of Buyer and Seller in accordance with the terms of this Agreement.
     2.3 Earnest Money.
          (a) Initial Deposit. Within three (3) business days after the Date of this Agreement, Buyer shall deposit with Escrow Holder the sum of Ten Million Dollars ($10,000,000) in cash, promissory note or a letter of credit from an institution reasonably approved by the Seller as the earnest money deposit (the “Earnest Money”). Upon Buyer’s waiver of its due diligence contingency under Section 4.4 below, if the Earnest Money is paid in the form of a note or a letter of credit, the note or letter of credit shall be converted to cash.
          (b) Disposition of Earnest Money. If paid in cash, the Earnest Money shall be deposited in an interest bearing account at a financial institution reasonably acceptable to Buyer and Seller with any interest earned being added to and part of the Earnest Money and disbursed to the party entitled to receive the Earnest Money under this Agreement. Upon closing of this transaction, the Earnest Money shall be credited against the Purchase Price. In the event this transaction fails to close as a result of Seller’s default, Buyer’s exercise of its termination right pursuant to Sections 3.2 or 4.4, the failure of any condition precedent to Buyer’s obligations set forth in Article V, or if this Agreement is terminated pursuant to Section 7.1, Section 8.3, Article IX or Section 11.2, the Earnest Money shall be returned to Buyer. In the event the Buyer fails, without legal excuse, to complete the purchase when required to do so under the terms of this Agreement, then that portion of the Earnest Money that does not exceed 5% of the Purchase Price shall be forfeited to Seller as Seller’s sole and exclusive remedy, regardless of whether Seller incurs any actual damages.
ARTICLE III. TITLE
     3.1 Review of Title and Survey. Buyer has previously reviewed a preliminary commitment for title insurance (the “Preliminary Commitment”) Fourth Report dated August 24, 2005, for the Property from the Title Company (File No. 165322A) and that certain survey of the Property prepared by Bush, Roed & Hitchings, Inc. under job number 2000130.04 dated August 14, 2002 (the “Survey”). Buyer hereby approves those title exceptions shown on Exhibit B to Exhibit E-1 attached hereto (the “Exceptions”). Seller shall obtain and deliver to Buyer an updated title commitment from the Title Company within three (3) days after the Date of this Agreement (the “Updated Commitment”).
     Notwithstanding the foregoing provisions of this Section 3.1, Seller shall be obligated to cause the release and satisfaction of any “Seller Mortgage Liens” (which, as used herein,
ADDENDUM A

means any mortgage, deed of trust or other monetary liens affecting the Property created by or on behalf of Seller except the Ground Lease and except the lien of real estate taxes and assessments for the current calendar year). Seller may use the Purchase Price at Closing to effectuate such release and satisfaction.
     The term “Permitted Exceptions” as used hereafter means: (a) the Exceptions; (b) the lien of real estate taxes and assessments for the current calendar year which shall be prorated to the Closing Date as provided in Section 7.5; (c) the Tenant Leases; and (d) local, state and federal laws, ordinances and governmental regulations.
     3.2 Additional Title Matters. Approval by Buyer in its sole discretion of any additional exceptions to title or survey matters other than the exceptions shown in the Preliminary Commitment (“Additional Title Matters”) shall be a condition precedent to Buyer’s obligations to purchase the Property. Seller Mortgage Liens shall not be considered Additional Title Matters. Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, on or before the sooner to occur of the Closing or three (3) business days after receipt of written notice of such Additional Title Matters together with a full and complete copy of the documentation related thereto, Buyer shall be deemed to have approved such Additional Title Matters and the Additional Title Matters shall be Permitted Exceptions. Notwithstanding the foregoing, Buyer shall have until 5:00 p.m. on March 15, 2007, to review and approve any title exceptions shown on the Updated Commitment that were not shown on the Preliminary Commitment and to deliver a Title Disapproval Notice with respect thereto. Seller shall have until the sooner to of five (5) days after its receipt of any Title Disapproval Notice or Closing within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from the Title Company a binding commitment to issue an endorsement affirmatively insuring Buyer against such items in a form reasonably acceptable to Buyer at no cost or expense to Buyer (Seller having the right but not the obligation to do so). In the event Seller determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, Seller shall give written notice to Buyer to such effect; in such event, Buyer may, at its option, waive such objection by written notice given to Seller, but only if given on or prior to the sooner to occur of the Closing or within three (3) days after Buyer receives Seller’s notice. If Buyer fails to give such waiver notice by such date, this Agreement shall be deemed to have terminated and the Earnest Money shall be returned to Buyer.
     3.3 Title Insurance. Subject to Buyer fulfilling its obligations as stated in paragraph 20 of the Preliminary Commitment and providing an updated survey if required by the Title Company, Seller shall cause Title Company to issue to Buyer at Closing an Extended Coverage Owner’s Policy of title insurance, issued by Title Company in the amount of the Purchase Price dated the date of Closing, insuring Buyer’s title to the Real Property subject to no exceptions other than the standard pre-printed exceptions applicable to an extended coverage policy and the Permitted Exceptions on the 1970 Form B owner’s policy form (the “Title Policy”). The Title Policy may contain at Buyer’s sole expense such endorsements (including an ALTA 13 endorsement) as Buyer may specify and which Title Company is willing to issue. Buyer shall satisfy itself during the Due Diligence Period that the Title Company will be willing to issue such endorsements and its requested form of policy at Closing. Seller shall execute Title Company’s standard form of affidavit (or such other form as mutually agreed to by Title Company and Seller) required in order for the Title Company to issue an extended coverage policy. In no event shall Seller be obligated to provide any other indemnity or other document in order to cause Title Company to issue the Title Policy except for any documents necessary to release the Seller Mortgage Liens and any exceptions on the Preliminary Commitment that Seller agrees to remove.
ADDENDUM A

     3.4 Conveyance of Real Property. At Closing Seller shall convey to Buyer (a) fee simple title to the Real Property (excluding the Ground Lease Parcel) by execution and delivery of a special warranty deed to the Real Property in the form of Exhibit E-1 hereto, subject only to the Permitted Exceptions relevant to the Fee Parcel, and (b) a leasehold interest in the Ground Lease Parcel by execution and delivery of an Assignment and Assumption of the Ground Lease (as defined in Exhibit A) in the form of Exhibit E-2 hereto, subject only to the Permitted Exceptions relevant to the Ground Lease Parcel (collectively the “Deed”).
     3.5 Assignment and Assumption of Tenant Leases. At Closing Seller shall convey and assign to Buyer the interest of Seller in and to the Tenant Leases, and Buyer shall assume Seller’s interest in the Tenant Leases, by execution and delivery of an Assignment and Assumption of Tenant Leases in the form of Exhibit F hereto (the “Assignment and Assumption of Leases”).
     3.6 Assignment of Contracts. At Seller’s expense, Seller agrees to terminate at Closing, at no cost to Buyer, all service contracts relating to the Property other than the Contracts. At Closing Seller shall assign to Buyer and Buyer shall assume from Seller the interest of Seller in and to the Contracts, in the form of Exhibit G hereto (the “Assignment of Contracts and Intangibles”) and Seller shall use good faith efforts to obtain any consents necessary to effect such assignment provided that if such consent is not obtained the Contract that cannot be assigned without consent shall not be assumed by Buyer at Closing. [Need Touchstone’s confirmation that any service contracts that are not included in the assigned Contracts may be terminated.]
     3.7 Bill of Sale. At Closing Seller shall convey to Buyer the interest of Seller in the Personal Property by execution and delivery of a special warranty Bill of Sale in the form of Exhibit H hereto (the “Bill of Sale”) free and clear of any liens or encumbrances.
     3.8 Warranties. At Closing Seller shall convey to Buyer the interest of Seller in the Warranties to the extent assignable by execution and delivery of the Assignment of Contracts and Intangibles.
ARTICLE IV. INSPECTION OF DOCUMENTS AND
EVALUATION OF THE PROPERTY
     4.1 Availability of Documents. Upon mutual execution of this Agreement, to the extent not previously delivered by Seller to Buyer, Seller shall make available to Buyer copies of the following:
          (a) Tenant Leases. A current rent roll, all Tenant Leases and amendments thereto, and all lease files in Seller’s possession with respect to the Tenant Leases.
          (b) Contracts. All Contracts, if any, and all contract files in Seller’s possession related thereto.
          (c) Environmental Reports. All studies, reports and other materials in Seller’s possession relating to Hazardous Substances (as defined in Section 8.1(f)) on the Property, including, but not limited to, Phase I and Phase II environmental assessments, reports, studies and audits, settlements, litigation, asbestos remediation plans, and any written notices of claims or demands alleging a violation of applicable laws relating to Hazardous Substances.
ADDENDUM A

          (d) Title Documents and Ground Lease. The Preliminary Commitment, including recorded easements and agreements, and any and all other recorded documents affecting the Property, and any other title reports regarding the Property in Seller’s possession. A complete copy of the Ground Lease and all related documents, including any prior estoppels delivered pursuant thereto, together with all correspondence with the Lessor (as defined on Exhibit A).
          (e) Survey. The Survey and any other surveys of the Property in Seller’s possession. Any updates to such Survey required by Buyer or the Title Company shall be at Buyer’s sole cost and expense.
          (f) Plans and Specifications. Plans and specifications for the Improvements, construction documents, engineering reports, area calculations, as-built plans or similar documents in Seller’s possession.
          (g) Operating Statements. Operating statements (the “Operating Statements”), real property tax statements, capital expense and maintenance reports for the past three (3) years and budgets for fiscal year 2007 (April 1, 2007-March 31, 2008).
          (h) Approvals. The certificate of occupancy for the Improvements and all other governmental approvals, permits or licenses in Seller’s possession, including, without limitation, any zoning variances, special use permits, if any, and written notices in Seller’s possession alleging any violations.
          (i) Claims, Litigation. Any written documentation concerning claims, demands, litigation and other documentation with respect to current outstanding disputes affecting the Property, including, but not limited to, eviction actions and insurance claims.
          (j) Other Matters. Any and all documentation in connection with the physical condition of the Property, warranties, any soils, structural or mechanical reports or studies, ADA compliance reports, occupancy reports, code or insurance compliance letters, recent bids for repairs, upgrades or maintenance and any other document or files reasonably requested by Buyer to the extent such documents relate to the physical condition of the Property and are in Seller’s possession.
     The term “Seller’s possession” as used above means in the physical possession of Seller at its offices at 2025 First Avenue, Seattle, Washington or at the offices of Integrated Real Estate Services, LLC, Seller’s property manager.
     4.2 Due Diligence Review. Except for title and survey matters (which shall be governed by the provisions of Section 3.1 and 3.2 above), Buyer shall have until 5:00 p.m. (Pacific time) on May 18, 2007 (the period ending on such date being herein called the “Due Diligence Period”) within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, the materials set forth in Section 4.1, utilities service information, zoning information, access information, assessments and city fees, developmental conditions and approvals, operating expenses and legal, physical, environmental and compliance matters and conditions respecting the Property (the foregoing being collectively called the “Property Information”). During the Due Diligence Period, Seller shall provide Buyer with reasonable access to the Property upon reasonable advance notice and shall also make available to Buyer for review and copying by Buyer (at Buyer’s expense) copies of all documents, materials and other information relating to the Property Information in Seller’s possession, provided Seller makes no representation or warranty as to the accuracy or completeness of such information except that all such documents are, to Seller’s knowledge, true, correct and complete copies of what they purport to be. Notwithstanding anything to the contrary in Section 4.1 above, in no event, however, shall
ADDENDUM A

Seller be obligated to make available to Buyer: (y) duplicate copies of any reports or studies; and (z) any of the following confidential and proprietary materials except such portions thereof as may relate to the physical condition of the Property: (1) information contained in Seller’s financial analyses or projections or other internal documents relating to the Property, including any valuation documents; (2) material which is subject to attorney-client privilege or which is attorney work product; (3) appraisal reports or letters; or (4) organizational agreements of Seller, its members, and their respective affiliates or any affiliates of Seller (and financial and other documents relating to Seller’s members and their respective affiliates). During the Due Diligence Period, Buyer shall have the right to interview the personnel currently managing the Building, including but not limited to the property manager, building engineers, and parking operator, subject to reasonable advance notice to Seller (which may be by phone or email) and Seller’s right to cause a representative of Seller to be present at such interviews. Buyer shall also have the right to interview tenants of the Property at a time arranged by Buyer subject to reasonable advance notice to Seller (which may be by phone or email) and Seller’s right to cause a representative of Seller to be present at such interviews. Except as set forth herein, Buyer shall not otherwise contact Building personnel and/or tenants of the Property.
     4.3 Review Standards. Buyer shall at all times conduct its due diligence review, inspections and examinations in a manner so as to not cause liability, damage, lien, loss, cost or expense to Seller or the Property and so as to minimize any disturbance of any tenant at the Property, and Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any liability, damage, lien, loss, cost or expense (the foregoing obligation surviving any termination of this Agreement) arising out of or relating to any personal injury or property damage caused by Buyer or its representatives, [Note: this language was part of the term sheet signed by the parties] excluding, however, any liability, damages, lien, cost or expense to the extent arising out of the (a) negligence or intentional misconduct of Seller or its property manager or either of their employees, agents or contractors or (b) mere discovery of pre-existing conditions on the Property. Prior to entry upon the Property, Buyer shall provide Seller with copies of certificates of insurance evidencing comprehensive general liability insurance policies (naming Seller as an additional insured) which shall be maintained by Buyer in connection with its investigations upon the Property prior to the date of entry upon the Property. Without limitation on the foregoing, in no event shall Buyer make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) without Seller’s express written consent, which may be given or withheld in Seller’s reasonable discretion and which may be further conditioned upon, among other things, Seller’s reasonable approval of the following: (i) the insurance coverage of the contractor who will be conducting such testing; (ii) the scope and nature of the testing to be performed by such contractor, and (iii) a written confidentiality agreement by such contractor in form reasonably satisfactory to Seller; (b) contact any tenant of the Property without Seller’s written consent, which shall not be unreasonably withheld; or (c) contact any governmental authority having jurisdiction over the Property without Seller’s written consent (which consent as to governmental authorities shall not be unreasonably withheld). Notwithstanding anything to the contrary contained herein, requests for consent and consents required under this Section 4.3 may be given by phone or email and may be communicated directly or through the Broker. Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews, interviews and examinations conducted hereunder. If this Agreement terminates without closing, at Seller’s written request, Buyer shall promptly deliver to Seller copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party (other than legal counsel) without any representation or warranty as to the contents thereof and without any express or implied right to rely on such materials. In the event of any termination of this Agreement, Buyer shall return (or destroy) all documents and other materials furnished by
ADDENDUM A

Seller hereunder in Buyer’s possession. Buyer shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential, except (A) for disclosures to representatives, investors, lenders, counsel and agents, provided such disclosures are on an as-needed basis for Buyer’s acquisition, and such persons are instructed to keep the information strictly confidential, and (B) to the extent otherwise required by law but only after (i) Buyer provides Seller with reasonable notice and an opportunity to obtain a restraining order or take other similar protective actions, and (ii) incorporating such changes as may be reasonably requested by Seller that would not result in a violation of applicable law. Notwithstanding the foregoing, Buyer may without prior notice to Seller make any disclosures that are required by the Securities and Exchange Commission or by any state or federal securities laws, rules, regulations, or orders. If Seller withholds any consent or approval under this Section then Buyer may elect to terminate this Agreement and Seller shall reimburse Buyer for its Transaction Costs as defined in Section 11.4 below. [Note: this language was included in the term sheet agreed to between the parties]
     4.4 Buyer Termination Right. If Buyer is satisfied in its sole discretion with the results of its inspection of the Property, Buyer shall deliver written notice thereof to Seller at any time prior to the expiration of the Due Diligence Period, in which event this Agreement shall remain in full force and effect and the Closing shall occur in accordance with the terms contained herein. If Buyer fails to give such written notice prior to the expiration of the Due Diligence Period, then this Agreement shall terminate. Upon such termination, the Earnest Money shall be immediately returned to Buyer, all due diligence and other materials provided to Buyer shall be destroyed or promptly returned to Seller without retention of any copies thereof, and the parties shall have no further obligations hereunder other than those obligations which expressly survive by their terms, and Buyer shall deliver to Seller a copy of all reports and studies prepared by third parties in connection with its due diligence activities provided that such materials will be provided without any representation or warranty as to the contents thereof and without any express or implied right to rely on such materials.
     4.5 Agreement is Subject to Certain Prior Rights. The Property is subject to the following rights of first opportunity to purchase the Property (the “Prior Rights”):
          (a) The Right of First Opportunity set forth in Section 15.2 of the Ground Lease (“Ground Lessor Right”); and
          (b) The Right of First Offer set forth in Section 20 of the Tenant Lease with Philips (“Philips Right”).
     Seller shall deliver notices in accordance with the Ground Lessor Right and Philips Right no later than the Date of this Agreement and specifying a price for the Property not less than the Purchase Price calculated under Section 2.1.2 and stating terms consistent with the other terms of this Agreement. Notwithstanding anything to the contrary herein, if the holder of either the Ground Lessor Right or the Philips Right exercises its Prior Right, Seller (i) shall immediately notify Buyer, and (ii) Buyer or Seller may, at its sole election, terminate this Agreement by reason of the exercise of such right. If either the Lessor or Phillips exercises its Prior Right or refuses to execute an estoppel certificate in a form approved by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed provided the Title Company will, in reliance on such estoppel, issue the Title Policy without any exception for the Prior Rights arising out of this transaction) confirming or stating it has not exercised its Prior Right, the Earnest Money shall be promptly returned to Buyer and Seller shall pay Buyer the amount of Buyer’s Transaction Costs (as defined in Section 11.4 below) promptly following such termination.
ADDENDUM A

ARTICLE V. CONDITIONS PRECEDENT TO CLOSING
     Buyer’s obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:
     5.1 Performance by Seller. Seller shall have performed all material obligations required by this Agreement to be performed by it.
     5.2 Title Policy. Title Company shall have issued a pro forma of the Title Policy and shall be committed to issue the Title Policy provided Buyer has fulfilled its obligations with respect thereto.
     5.3 Representations and Warranties True. The representations and warranties of Seller contained herein shall be true and correct in all material respects.
     5.4 No Material Adverse Change. At no time prior to the Closing Date shall there be any material adverse change in the physical condition of the Property (Article IX shall apply in the case of damage or destruction) nor shall any Tenant have filed a petition in bankruptcy.
     5.5 Tenant Estoppel Certificates. Receipt of estoppel certificates (“Tenant Estoppel Certificates”) at least five (5) but no more than twenty (20) days before Closing from all of the Tenants. Each Tenant Estoppel Certificate shall not, except for those matters approved by Buyer, disclose any material claims against Seller as landlord or material adverse matters, and shall be substantially in the form attached hereto as Exhibit I—1 [agreed that this will be the form prepared in 2005] with respect to the lease with Philips and in the form attached hereto as Exhibit I-2 for the other tenants. Seller shall prepare the Tenant Estoppel Certificates and provide them to the Buyer for review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed) at least three (3) business days before delivering them to the tenants. Seller shall provide a copy of each signed Tenant Estoppel Certificate or any objections to the proposed form of certificate to Buyer immediately upon receipt thereof from each tenant. Seller’s sole obligation hereunder shall be to utilize commercially reasonable and diligent efforts to obtain Tenant Estoppel Certificates from each tenant (and, as used in this Agreement, commercially reasonable efforts shall not include any obligation to institute legal proceedings or to expend any monies).
     5.6 Ground Lessor Estoppel Certificate. Receipt of an estoppel certificate (“Ground Lessor Estoppel Certificate”) at least five (5) but no more than twenty (20) days before Closing from the Lessor under the Ground Lease substantially in the form attached hereto as Exhibit I-3. Seller shall prepare the Ground Lessor Estoppel Certificate and provide it to the Buyer for review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed) at least three (3) business days before delivering it to Lessor. [agreed that this will be the form prepared in 2005]
     The conditions set forth in Sections 5.1 through 5.6 above (the “Buyer’s Conditions”) are intended solely for the benefit of Buyer. Seller shall use its best efforts to satisfy the Buyer’s Conditions before the Closing Date. If any of the Buyer’s Conditions are not satisfied as of the Closing Date, Buyer shall have the right at its sole election either to waive the condition in question and proceed with the purchase of the Property or, in the alternative, to terminate this Agreement, whereupon the Earnest Money shall be returned to Buyer and the parties shall have no further obligations hereunder other than those obligations which survive the termination of this Agreement by their express terms.
     Seller’s obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:
ADDENDUM A

     5.7 Performance by Buyer. Buyer shall have performed all material obligations required by this Agreement to be performed by it.
     5.8 Representations and Warranties True. The representations and warranties of Buyer contained herein shall be true and correct in all material respects.
     5.9 Prior Rights. Neither the holder of the Ground Lessor Right or Philips Right shall have exercised the Prior Rights.
     The conditions set forth in Sections 5.7 through 5.9 above are intended solely for the benefit of Seller. If any of the foregoing conditions are not satisfied as of the Closing Date, Seller shall have the right at its sole election either to waive the condition in question and proceed with the sale or, in the alternative, to terminate this Agreement. No such termination, however, shall waive Seller’s right to retain the Earnest Money if Seller is otherwise entitled to do so.
ARTICLE VI. OPERATIONS PENDING CLOSING
     6.1 Operations Pending Closing. At all times prior to the Closing or the sooner termination of this Agreement:
          6.1.1 Maintenance/Operation. Seller shall maintain and operate the Property in the same manner as prior hereto pursuant to its normal course of business, subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller. Seller shall maintain in full force and effect its existing insurance coverage with premiums paid and shall provide Buyer with copies of such policies upon request, if a claim is made against such policy during the term hereof. Between the Date of this Agreement and the Closing, Seller shall notify or shall cause its property manager to notify Buyer of any written notice received by Seller or its property manager of any of the following matters promptly after Seller or its property manager has knowledge of such written notice: notices from any Tenant, or notices of disputes involving any Contract, condemnation, environmental, zoning or other land-use regulation proceedings specifically relating to the Property, notice of any violations of any laws specifically relating to the Property and any litigation or notice of any claim relating to the Property.
          6.1.2 Service Contracts. Seller shall not enter into any additional service contracts or other similar agreements or amend any Contracts that would be binding on Buyer or the Property after Closing without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, Seller may enter into such service contracts and other similar agreements that Seller reasonably determines are necessary for the continuing operation, maintenance, and repair of the Property and which are cancelable on not more than thirty (30) days’ notice at no cost to Buyer.
          6.1.3 Tenant Leases. Except for the 6th Floor Lease, Seller shall not continue to offer the Property for lease after the Date of this Agreement. Seller shall provide Buyer with a copy of any correspondence with any tenant with whom Seller negotiates a 6th Floor LOI or a 6th Floor Lease at least two (2) business days prior to delivering the same to such tenant prospect or its broker and shall make any reasonable changes required by Buyer to any such communication. Seller shall immediately deliver to Buyer a copy of any correspondence received from the tenant prospect or its broker. Seller shall not enter into any new leases (including the 6th Floor Lease) or modifications of existing Tenant Leases nor waive performance of any tenant’s obligations under its lease without Buyer’s written consent, which consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if Buyer requests changes or does not approve any changes for which Seller requests approval and Seller does not make the requested changes or makes the changes
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disapproved by Buyer then Buyer may elect to terminate this Agreement, the Earnest Money shall be refunded to Buyer and Seller shall reimburse Buyer for its Transaction Costs. Buyer shall notify Seller in writing of its disapproval with an explanation of its objections thereto set forth in reasonable detail within three (3) business days of Buyer’s receipt of a copy of the proposed lease or lease modification, or Buyer shall be deemed to have disapproved the same. If the Closing occurs, Buyer shall bear all costs and expenses related to the tenant improvements set forth on Exhibit K and Seller shall be responsible for all other costs and expenses related to any other tenant improvements as well as all costs and expenses related to the Tenant Leases, any amendments, modifications, extensions, expansions, options or renewals of existing Tenant Leases and the 6th Floor Lease (including, without limitation, tenant improvement costs, architects’ fees, attorneys’ fees, moving allowances and leasing commissions) and the prorations at Closing shall include an allocation consistent with the foregoing. After the Date of this Agreement, Seller shall not apply any tenant security deposits to cure delinquencies under any Tenant Leases and shall ensure that each Tenant has paid any sums required under the terms of its Lease to maintain the security deposit in the amount required by its Lease.
          6.1.4 No Material Changes. Seller shall not make or permit any tenant to make any material alterations to the Property without Buyer’s prior written approval (which approval shall not be unreasonably withheld, conditioned, or delayed unless the relevant lease permits the landlord to act in its sole discretion with respect to such alterations). If Seller has not already reviewed and approved the tenant improvement plans for Daniel J. Edelman, Inc. Buyer shall have the right to review and approve such plans before Seller notifies Daniel J. Edelman, Inc. that it has approved the same or indicates which if any improvements will be subject to removal or restoration upon expiration of such lease. Seller shall not compromise or settle any claims relating to the Property without Buyer’s prior written approval. [Need Touchstone’s confirmation of the status of tenant improvements plans and other landlord obligations related to the Edelman lease. Further, Touchstone prefers that any amount for Edelman TIs be escrowed at Closing based on the parties agreement for payment of such TIs.]
          6.1.5 Compliance. Seller shall comply with all applicable laws and all agreements, covenants, conditions, easements and restrictions relating to or affecting the Property. Seller shall maintain in full force and effect all permits and licenses required for operation of the Property.
     6.2 Condition of Title. At all times prior to the Closing or sooner termination of this Agreement, Seller agrees with respect to all or any portion of the Property: (a) not to further mortgage or encumber the Property and (b) not to enter into any contracts or agreements to sell or otherwise transfer the Property except for backup offers which are subordinate to this Agreement so long as it remains in effect.
ARTICLE VII. CLOSING AND ESCROW
     7.1 Closing. The Closing (the “Closing” or the “Closing Date”) of the sale and purchase herein provided shall occur on the Closing Date. As used herein, “Closing Date” means either June 28 or June 29, 2007, or such other date as may be agreed upon by Buyer and Seller but not prior to the date on which the conditions precedent to Closing under Sections 5.2, 5.5, and 5.6 have been satisfied or waived by Buyer in its sole discretion. If the Closing does not occur on or prior to 2:00 p.m. (Pacific) on June 29, 2007, as a result of a failure of any of Buyer’s Conditions the Earnest Money shall be refunded to Buyer and in addition to the refund of the Earnest Money to Buyer, Seller shall reimburse Buyer for its Transaction Costs under Section 11.4 below. Upon receipt of the Earnest Money and the Transaction Costs, this
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Agreement shall terminate and shall be of no further force and effect except for those obligations that expressly survive termination. Except as provided below, in no event whatsoever shall the Closing Date be extended beyond 2:00 p.m. (Pacific) on June 29, 2007, unless expressly agreed to in a written amendment to this Agreement executed by Buyer and Seller and mutually delivered on or before 2:00 p.m. (Pacific) on June 29, 2007, it being expressly acknowledged and understood by Buyer and Seller that “time is of the essence” in the timely Closing under this Agreement. If Seller fails to use its best efforts to satisfy the Buyer’s Conditions, then the Closing Date shall be extended until Seller has used its best efforts to satisfy the Buyer’s Conditions provided however that if Buyer’s Conditions cannot be satisfied despite such best efforts by ___, 2007, then this Agreement shall terminate, the Earnest Money shall be refunded to Buyer and Seller shall reimburse Buyer for its Transaction Costs under Section 11.4 below. [Note: The buyer cannot accept a position in which the seller can cause closing not to occur and the buyer’s only recourse is a refund of a portion of its transaction costs.]
     7.2 Delivery by Seller. On or prior to the Closing Date, Seller shall deposit with Escrow Holder, the following:
          (a) The duly executed and acknowledged Deed, i.e., the Special Warranty Deed in Exhibit E-1 and the Assignment and Assumption of Ground Lease in Exhibit E-2, ready for recordation on the Closing Date together with a duly executed real estate excise tax affidavit;
          (b) A FIRPTA Affidavit executed by Seller in the form of Exhibit J hereto;
          (c) Duplicate originals of the duly executed and acknowledged Assignment and Assumption of Leases assigning to Buyer the Tenant Leases. All refundable security deposits shall be transferred to Buyer.
          (d) Any reconveyance documents required to eliminate of record any Seller Mortgage Lien(s) which are a lien on the Real Property or the Personal Property and any customary affidavits or certifications required by Title Company to issue the Title Policy referenced in Section 3.3 above;
          (e) The original Tenant Estoppel Certificates and Ground Lease Estoppel Certificate;
          (f) Any and all Contracts together with duplicate originals of the duly executed Assignment of Contracts and Intangibles;
          (g) The Bill of Sale;
          (h) The Seller’s Closing Certificate defined in Section 8.1 below;
          (i) Notice letters to the tenants and vendors under the Contracts in the form attached hereto as Exhibit N, executed by Seller;
          (j) Guaranties in the form of Exhibit O attached hereto (such Guaranties to provide that the Guarantors’ maximum aggregate liability shall in no event exceed One Million Dollars ($1,000,000)) executed by each of Douglas Howe, James O’Hanlon and Shawn Parry guarantying Seller’s obligations under Sections 7.5.1, 7.5.2, 8.3.1 and 11.2;
          (k) A lease in the form of Exhibit P attached hereto covering all rentable area on the 6th floor of the Building (the “Master Lease”) (such Master Lease to provide that Seller shall have no liability thereunder, except to the extent of the Lease Holdback funds in escrow pursuant to the following subsection (l)), executed by Seller and acknowledged;
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          (l) An escrow agreement (the “Escrow Agreement”) in a form reasonably acceptable to Buyer, Seller and Escrow Holder (which form shall be agreed upon on or before the end of the Due Diligence Period under this Agreement), executed by Seller and Escrow Holder instructing Escrow Holder to hold in escrow (A) (the “Lease Holdback”) either (i) if the Purchase Price is established under Section 2.1.2, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) for disbursement to Buyer as rent under the Master Lease in twelve (12) equal installments of One Hundred Twenty-five Dollars ($125,000) on the first day of each calendar month commencing on July 1, 2007, or (b) if the Purchase Price is established under Section 2.1.1, the Lease Holdback shall be Three Hundred Thirty-three Thousand Three Hundred Thirty-four Dollars ($333,334) for disbursement to Buyer as rent under the Master Lease in two (2) equal installments on July 1, 2007, and on August 1, 2007, and (B) If the 6th Floor Lease is not mutually executed and delivered by Seller and the tenant thereunder on or before Closing, the difference between the Purchase Price as calculated under Section 2.1.1 and as calculated under Section 2.2.2.
          (m) Written confirmation from TI Escrow Holder that the escrow account relating to the Tenant Lease with Philips contains at least $497,987.50 and that, from and after Closing, TI Escrow Holder will recognize Buyer as the sole owner of the escrow account.
     7.3 Delivery by Buyer. On or prior to the Closing Date Buyer shall deposit with Escrow Holder the following:
          (a) The Purchase Price calculated under either Section 2.1.1 or Section 2.1.2 as applicable and as adjusted pursuant to Sections 7.5 and 7.6;
          (b) The Assignment and Assumption of Leases and the Assignment and Assumption of Ground Lease duly executed and acknowledged by Buyer; and
          (c) The Assignment of Contracts and Intangibles duly executed by Buyer;
          (d) The Master Lease, executed by Buyer and acknowledged;
          (e) The Escrow Agreement executed by Buyer;
          (f) The Buyer’s Closing Certificate defined in Section 8.2 below; and
          (g) A duly executed counterpart of the Real Estate Excise Tax Affidavit; and
          (h) Notice letters to the tenants and vendors under the Contracts in the form attached hereto as Exhibit O, executed by Buyer.
     7.4 Title Policy; Other Instruments. Title Company shall issue the Title Policy at Closing or shall have issued a pro forma policy consistent with the terms of this Agreement at least one day prior to Closing. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder, Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof.
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     7.5 Prorations.
          7.5.1 Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period), with Buyer being deemed to be the owner of the Property during the entire day on which the Deed is recorded and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property, with respect to such day:
               (a) All non-delinquent real estate and personal property taxes and assessments on the Property payable during the current year. Seller shall be responsible for the payment of any real estate and personal property taxes that are delinquent as of the date before Closing, but in no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property contemplated by this Agreement or from any improvements made or Tenant Leases entered into on or after the Closing Date.
          (b) All fixed and additional rents from the Property, security deposits under Tenant Leases (except as hereinafter provided) and other tenant charges. For this purpose, “rents” are intended to include all income from the Property, including license fees and parking and storage revenues. Seller shall deliver or provide a credit in an amount equal to all prepaid rents for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Tenant Leases and were not applied or forfeited prior to the Date of this Agreement unless such Tenant was required to and did in fact repay the amount so applied or forfeited) to Buyer on the Closing Date. Rents and other tenant charges which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Buyer shall have no duty to collect delinquent rents for Seller after Closing but shall be required to bill tenants for delinquent rents in the ordinary course of business for six (6) months after Closing. To the extent Buyer or Seller receives rents (or other tenant charges) on or after the Closing Date, such payments shall be applied first toward the rent (or other tenant charge) owed to Buyer for its period of ownership and then to any delinquent rents (or other tenant charge) owed to Seller, with Seller’s share thereof, if any, being delivered to Seller if and when received by Buyer and Buyer’s share thereof being delivered to Buyer if and when received by Seller. Any post-closing reconciliation payment shall be allocated in accordance with the charges (and in the case of tenant reimbursements, the underlying expenses) in Seller’s and Buyer’s respective periods of ownership. Subject to Buyer’s right to receive a portion of any funds actually collected, Seller hereby reserves the right to pursue any remedy for damages against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to terminate any lease or any tenant’s right to possession). Buyer shall not be required to litigate or declare a default under any Tenant Lease to facilitate Seller’s collection of delinquent rents. With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.
               (c) All rent and charges under the Ground Lease.
               (d) All other operating expenses of the Property excluding expenses under contracts not assumed by Buyer.
               (e) Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any
ADDENDUM A

utility company as of the Closing Date. All charges for utilities shall be prorated outside of the escrow contemplated herein within sixty (60) days after the Closing Date.
          7.5.2 Calculation. Prorations and payments shall be made on the basis of a written statement furnished to Escrow Holder, Buyer, and Seller by the property manager for the Property at least five (5) business days prior to Closing and approved by Buyer and Seller. In the event any prorations or apportionments made under this Section 7.5 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when accurate information is available. The obligations of Seller and Buyer under this Section 7.5.2 shall survive the Closing for a period of ninety (90) days and within such period if any pro-rations or apportionments made hereunder shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same.
     7.6 Closing Costs and Expenses. Buyer and Seller shall each pay their own attorneys fees and expenses to perform their obligations hereunder in addition to the following:
          (a) Seller shall pay:
               (i) The owner’s standard coverage portion of the premium for the Title Policy;
               (ii) All real estate excise taxes (except as provided below), and other transfer taxes applicable to the transfer of the Property excluding any sales tax on the Personal Property; and
               (iii) Any recording fees relating to removal and satisfaction of Seller Mortgage Liens or other defects to be removed at or prior to Closing; and
               (iv) One-half (1/2) of the fees for the Escrow Holder.
          (b) Buyer shall pay:
               (i) One-half (1/2) of the fees for the Escrow Holder;
               (ii) All costs and expenses of Buyer’s consultants and investigations during the Due Diligence Period;
               (iii) The premium differential between owner’s standard coverage and owner’s extended coverage for the Title Policy, together with the cost of all endorsements requested by Buyer;
               (iv) All recording costs for the Deed;
               (v) The portion of the real estate excise tax on the Leaseback Amount; and
               (vi) Any sales tax on the Personal Property (the value of which shall be as reasonably estimated by Buyer and Seller).
     7.7 Delivery Outside of Escrow. Seller shall deliver to Buyer at Closing outside of the Closing escrow the originals of the diligence materials referenced in Article IV (including but not limited to the originals of the Tenant Leases and Contracts and the 6th Floor Lease, if applicable), originals or copies of all materials relating to design and construction of the Project, including all contracts with any contractor, subcontractor, architect, engineer or other designer relating to the development of the Building or construction of tenant improvements by Seller, operating manuals, keys and/or codes to all doors and security equipment, copies of all current
ADDENDUM A

books and records of Seller used in the operation, maintenance and repair of the Property, and such other records and items as reasonably requested by Buyer.
     7.8 Refund of Excess Purchase Price.
          7.8.1 If Seller enters into the 6th Floor LOI prior to the Closing Date but does not deliver to Buyer a 6th Floor Lease on the terms of the 6th Floor LOI signed by the tenant within thirty (30) days after the Closing Date, the Purchase Price shall be reduced to the amount set forth in Section 2.1.2, the Lease Holdback shall be the calculated under Section 7.2(l)(i), and Escrow Holder shall return to Buyer the amount deposited by Buyer in excess of the actual Purchase Price (except for the amount of the Lease Holdback). If Seller enters into the 6th Floor LOI prior to the Closing Date but the terms of the final 6th Floor Lease do not entitle Seller to receive to the entire amount deposited by Buyer toward the Purchase Price, the Escrow Holder shall be directed to return to Buyer the portion of the Purchase Price not earned by Seller (except for the amount of the Lease Holdback which shall remain in escrow).
          7.8.2 In the event the 6th Floor Lease is not mutually executed and delivered by Seller and the tenant thereunder on or before Closing, then Seller (at Seller’s option) may elect to continue to pursue finalization of the 6th Floor Lease for a period of thirty (30) days following the Closing Date. Further, in the event Seller elects to pursue the 6th Floor Lease following Closing as provided herein, then Buyer shall cooperate with Seller in good faith but any approvals required of Buyer shall be given or withheld in Buyer’s sole discretion, and upon Seller’s delivery of a final form of the 6th Floor Lease to Buyer (in a form approved by Buyer and the tenant thereunder), Buyer shall promptly execute and deliver the 6th Floor Lease. Notwithstanding anything to the contrary contained in this Agreement or otherwise, under no circumstance shall Seller have an obligation to continue to pursue the 6th Floor Lease nor shall Seller have any liability to Buyer nor shall Buyer have any liability to Seller for the failure of the parties (or any of them) to agree upon or enter into the 6th Floor Lease; excepting that to the extent the 6th Floor Lease is not in final form (i.e., a form that has been agreed upon by Buyer and the tenant thereto and has been executed and delivered by the tenant thereto) within thirty (30) days following the Closing Date, then Seller shall be subject to the provisions of Section 7.8.1.
     7.9 Term of Master Lease. If Seller satisfies the requirements of either Section 2.1.1(a) or Section 2.1.1(b) with respect to the 6th Floor Lease, the term of the Master Lease will expire on August 31, 2007.
ARTICLE VIII. REPRESENTATIONS AND WARRANTIES
     Seller and Buyer make the following representations and warranties:
     8.1 Seller’s Representations. Seller hereby represents and warrants to Buyer as follows:
               (a) Tenant Leases. There are no leases of space in the Property, licenses, or other agreements to occupy or use all or any portion of the Property, which will be in force after the Closing other than the Tenant Leases. To Landlord’s knowledge, all of the Tenant Leases are in full force and effect. None of the Tenant Leases has been amended except as set forth on Exhibit B. There are no security deposits under the Tenant Leases except as set forth on Exhibit B. Neither Seller nor any tenant is in monetary default or, to Landlord’s knowledge, has given written notice of any material non-monetary default under any of the Tenant Leases, except as set forth on Exhibit B. As of the Closing, there shall be no commissions, tenant improvement costs, or other tenant-inducement obligations owing by Seller with respect to any Tenant Leases in effect as of the Closing, except for (x) extensions, expansions, options or renewal of existing Tenant Leases (provided that such obligations are
ADDENDUM A

set forth in Exhibit K), and (y) in connection with new Tenant Leases which are permitted hereunder and approved by Buyer in writing.
               (b) Litigation. There is no litigation or proceeding pending against Seller, or to Seller’s knowledge threatened against Seller, which relates to the Property, the Tenant Leases, the Contracts, or the transaction contemplated by this Agreement.
               (c) Compliance. Seller has not received any written notice that the Property or the operation and use thereof does not comply in any material respect with applicable laws and Seller has no knowledge of material violation of any applicable law.
               (d) No Prior Options, Sales or Assignments. Seller has not granted any options nor obligated itself in any manner whatsoever to sell the Property or any portion thereof to any party other than Buyer.
               (e) Special Assessments. To Seller’s knowledge, Seller has not been notified during Seller’s ownership of the Property of contemplated public improvements to the Property or the area surrounding the Property which would result in the assessment of a special improvement assessment against the Property except as shown in the Title Commitment.
               (f) Environmental Compliance. Except as disclosed by any environmental assessment and reports delivered to Buyer by Seller and listed on Exhibit L attached hereto, Seller has no current knowledge of any Hazardous Substances on or adjacent to the Property in quantities that exceed action levels requiring remediation under applicable law. As used herein, “Hazardous Substances” shall mean asbestos (whether or not friable), petroleum and petroleum derivatives and products, and any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state or local ordinance or law or any administrative agency rule or determination, except for cleaning solvents, paints, construction materials, and similar materials used in the ordinary course of business and in compliance with all applicable laws with respect thereto.
               (g) Authority. Seller is an Illinois general partnership duly formed and qualified to do business in the State of Washington. This Agreement and all documents to be executed by Seller at Closing have been duly authorized, executed and delivered by Seller and are binding on and enforceable against Seller in accordance with their terms. Seller has obtained all authorizations or approvals necessary for Seller to enter into and perform its obligations under this Agreement. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those items are defined in the Internal Revenue Code or related tax regulations).
               (h) Bankruptcy of Seller. Neither Seller nor its general partners has, and as of the Closing shall not have (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, which remains pending as of such time, (D) suffered the attachment or other judicial, seizure of all, or substantially all, of its assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.
               (i) Ground Lease. The Ground Lease is in full force and effect. Seller has received no notices of any defaults thereunder, and to Seller’s knowledge no default exists thereunder.
               (j) ERISA Representation. Seller does not hold “plan assets”, within the meaning of 29 C.F.R. Section 2510.3-101, of any “employee benefit plan” within the
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meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any “plan” within the meaning of Section 4975 of the Internal Revenue Code.
               (k) Property Information. Seller has made available to Buyer or will make available prior to the expiration of the Due Diligence Period, the Property Information and, has not knowingly failed to provide Buyer with access to any material information in the possession of Seller, its general partners or its property manager that would otherwise qualify as Property Information.
               (l) Prior Rights. Seller has sent all notices required to be sent in connection with the Prior Rights in accordance with the terms of the relevant agreements.
               (m) Contracts. As of Closing, all service and other contracts that may be binding on the Property after Closing, other than the Contracts, shall have been terminated.
               (n) Patriot Act. Neither Seller nor, to Seller’s knowledge, any of its constituent owners or affiliates currently is, and shall not at any time prior to Closing be, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”). Neither Seller nor, to Seller’s knowledge, any of its constituent owners or affiliates is or shall be prior to Closing a “Prohibited Person,” meaning: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Seller is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v) above.
     For purposes of the foregoing representations, “Seller’s knowledge” or any similar phrase shall mean the actual knowledge, without taking into account any constructive or imputed knowledge and without any requirement for further investigation, of James D. O’Hanlon, Douglas O. Howe, William Cote of Integrated Real Estate Services, LLC and Adam McLean, but such individuals shall not have any personal liability in connection herewith. Seller warrants that such persons are the individuals currently employed by Seller and its property manager with the greatest knowledge of the Property during the period of Seller’s ownership.
     Seller’s representations and warranties, except those set forth in (g) above, shall survive Closing for a period of nine (9) months (the “Survival Period”) and shall terminate as of the end of such period except to the extent that Buyer advises Seller in writing of an alleged breach thereof prior to such termination date, in accordance with and subject to the limitations in Section 8.3. At Closing, Seller shall deliver a certificate to Buyer dated as of the Closing Date and certifying as to the truth and accuracy of each of the representations and warranties contained in this Section 8.1 or the manner in which such representations and warranties are
ADDENDUM A

untrue or inaccurate in any material respect (the “Seller’s Closing Certificate”). The survival limitation period herein shall not apply to Seller’s representations, warranties or covenants set forth in (g) above nor to those contained in the Deed, the Assignment and Assumption of Leases, the Assignment of Contracts, or the Bill of Sale, and such representations, warranties and covenants shall survive Closing indefinitely.
     BUYER IS PURCHASING THE PROPERTY “AS IS WHERE IS” IN ITS PRESENT CONDITION. BUYER HAS THE OPPORTUNITY TO INSPECT THE PROPERTY AND THE PROPERTY INFORMATION AS PROVIDED HEREIN. EXCEPT AS EXPRESSLY SET FORTH ABOVE AND IN THE DEED OR ANY OTHER DOCUMENT DELIVERED AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO, AND SHALL HAVE NO LIABILITY FOR: (a) THE CONDITION OF THE PROPERTY OR ANY BUILDINGS, STRUCTURE OR IMPROVEMENTS THEREON OR THE SUITABILITY OF THE PROPERTY FOR HABITATION OR FOR BUYER’S INTENDED USE; (b) ANY APPLICABLE BUILDING, ZONING OR FIRE LAWS OR REGULATIONS OR WITH RESPECT TO COMPLIANCE THEREWITH OR WITH RESPECT TO THE EXISTENCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS, IF ANY, OF ANY GOVERNMENTAL AGENCY; (c) THE AVAILABILITY OR EXISTENCE OF ANY WATER, SEWER OR UTILITIES, ANY RIGHTS THERETO, OR ANY WATER, SEWER OR UTILITY DISTRICTS; (d) ACCESS TO ANY PUBLIC OR PRIVATE SANITARY SEWER OR DRAINAGE SYSTEM; OR (e) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES AT THE PROPERTY OR IN ANY IMPROVEMENTS ON THE PROPERTY, INCLUDING WITHOUT LIMITATION ASBESTOS OR UREA-FORMALDEHYDE, OR THE PRESENCE OF ANY ENVIRONMENTALLY HAZARDOUS WASTES OR MATERIALS ON OR UNDER THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SHALL HAVE NO LIABILITY TO BUYER WITH RESPECT TO THE CONDITION OF THE PROPERTY UNDER COMMON LAW, OR ANY FEDERAL, STATE, OR LOCAL LAW OR REGULATION, INCLUDING BUT NOT LIMITED TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980 AS AMENDED, 42 U.S.C.A. SECTIONS 9601 ET SEQ., OR WASHINGTON STATE MODEL TOXICS CONTROL ACT AS CODIFIED IN RCW 70.105D, AND BUYER HEREBY RELEASES AND WAIVES ANY AND ALL CLAIMS WHICH THE BUYER HAS OR MAY HAVE AGAINST THE SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTY. BUYER ACKNOWLEDGES THAT BUYER IS GIVEN THE OPPORTUNITY UNDER THIS AGREEMENT TO FULLY INSPECT THE PROPERTY AND BUYER ASSUMES THE RESPONSIBILITY AND RISKS OF ALL DEFECTS AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION. THIS PARAGRAPH SHALL SURVIVE CLOSING.
     BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT BUYER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN ARTICLES III AND IV) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 8.1 OR IN THE DEED OR IN ANY OTHER DOCUMENT DELIVERED AT CLOSING).
ADDENDUM A

Seller’s Initials	Buyer’s Initials
     8.2 Buyer’s Representations. Buyer represents and warrants to Seller as of the Date of this Agreement as follows:
               (a) Status. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and as of Closing will be qualified to do business in the State of Washington.
               (b) Authority. This Agreement and all documents to be executed by Buyer at Closing have been duly authorized, executed and delivered by Buyer and are binding on and enforceable against Buyer in accordance with their terms.
               (c) Bankruptcy of Buyer. Buyer has not, and as of the Closing Buyer shall not have (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, which remains pending as of such time, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.
               (d) ERISA Representation. The purchase contemplated by this Agreement will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.
     At Closing, Buyer shall deliver a certificate to Seller dated as of the Closing Date and certifying as to the truth and accuracy of each of the representations and warranties contained in this Section 8.2 or the manner in which such representations and warranties are untrue or inaccurate in any material respect (the “Buyer’s Closing Certificate”) and if the Buyer has assigned this Agreement to a Qualified Entity (as defined below) then with appropriate modifications to reflect the type of entity involved and the jurisdiction in which it was formed.
     8.3 General Provision Regarding Warranties and Representations.
          8.3.1 If, prior to Closing, either Buyer or Seller discovers a fact or circumstance which would render a representation or warranty by Seller inaccurate in any material respect as of the Date of this Agreement, it shall promptly advise the other party thereof in writing. If Buyer is so advised of such a fact or circumstance prior to Closing, or discovers such a fact or circumstance and so notifies Seller, it shall have the option, exercisable within five (5) business days thereafter to either (a) as its sole remedy elect to terminate this Agreement and receive a return of the Earnest Money and to obtain reimbursement for Buyer’s Transaction Costs under Section 11.4 below or (b) to waive such inaccuracy, in which event Buyer shall be deemed to have waived all rights, claims and causes of action against Seller related thereto and the representation or warranty shall be deemed amended to reflect such fact or circumstance. Notwithstanding anything to the contrary contained herein, no claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which is actually known by Buyer prior to Closing, (b) unless and only to the extent the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000), (c) to the extent the maximum aggregate liability of Seller for breach of any or all such representations or warranties exceeds Fifty Thousand Dollars ($50,000), it being agreed that Seller’s maximum aggregate liability for breach of any or all such warranties or representations shall in no event exceed One Million Dollars ($1,000,000) and (d) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the
ADDENDUM A

Survival Period provided in Section 8.1 and an action shall have been commenced by Buyer against Seller within sixty (60) days after the termination of such Survival Period. This Section shall survive Closing.
          8.3.2 No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, member, partner, participant, representative or agent of any entity that has a direct or indirect interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement. Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance by Seller. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account or capital deficit of any constituent partner in Seller, nor any obligation of any constituent member or partner in Seller of any tier to restore a negative capital account or capital deficit or to contribute capital to Seller, shall at any time be deemed to be the property or an asset of Seller or any such other constituent member or partner. No constituent shareholder in or agent of Buyer, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has a direct or indirect interest in Buyer, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter. Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Buyer’s assets for the payment of any claim or for any performance, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account or capital deficit of any constituent partner or shareholder in Buyer (or in any other constituent member or partner of Buyer), nor any obligation of any constituent member or shareholder or partner in Buyer (or in any other constituent member or partner of Buyer) to restore a negative capital account or capital deficit or to contribute capital to Buyer (or to any other constituent member or partner of Buyer), shall at any time be deemed to be the property or an asset of Buyer or any such other constituent member or partner (and neither Seller nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute).
          8.3.3 The foregoing provisions shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Buyer’s waiver, relinquishment or release of any applicable rights or otherwise).
ARTICLE IX. LOSS BY FIRE OR OTHER CASUALTY: CONDEMNATION
     In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed by any casualty, Seller shall have no obligation to repair or replace any such damage or destruction. Seller shall at Closing assign to Buyer (except to the extent any condemnation proceeds or insurance proceeds are attributable to lost rents or other items applicable to any period prior to the Closing) all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty. In connection with any assignment of insurance proceeds hereunder, Seller shall credit Buyer with an amount equal to the applicable deductible amount under Seller’s insurance. Notwithstanding the foregoing, if any of the following conditions are met with respect to damage to, or the taking
ADDENDUM A

of, any portion of the Property by reason of a casualty or condemnation occurring between the Date of this Agreement and the Closing, then Buyer may, at its option, terminate this Agreement by notice to the Seller, given on or before the sooner of the Closing date or ten (10) days from the date of occurrence of such casualty or condemnation, whereupon the Earnest Money shall be returned to Buyer (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement): (1) in the event the condemnation award or the reasonable cost of repair for such damage, as applicable, exceeds Two Hundred Fifty Thousand Dollars ($250,000); (2) if the casualty is uninsured, and Seller does not elect to credit Buyer with an amount equal to the reasonable cost to repair such uninsured casualty; (3) if tenants representing 5% or greater of the total rental income from the Property have a right to terminate their Tenant Leases or tenants have the right to abate their rent; or (4) Lessor has a right to terminate the Ground Lease.
ARTICLE X. POSSESSION
     Possession of the Property shall be delivered to Buyer on the Closing Date subject to the rights of tenants under the Tenant Leases.
ARTICLE XI. DEFAULT; REMEDIES
     11.1 Default by Buyer. If Buyer fails, without legal excuse, to complete the purchase of the Property in accordance with the terms of this Agreement or otherwise default hereunder, Seller’s sole and exclusive remedy shall be to retain the Earnest Money as liquidated damages. Buyer expressly agrees that the delivery to and the retention of the Earnest Money by Seller represents a reasonable estimation of the damages in the event of Buyer’s default, that actual damages may be difficult to ascertain and that this provision does not constitute a penalty. The foregoing limitation on the liability of Buyer shall not be applicable with respect to Buyer’s obligations to be performed or enforced after Closing.
     11.2 Default by Seller. If Seller fails, without legal excuse, to complete the purchase of the Property in accordance with the terms of this Agreement or otherwise defaults hereunder, Buyer may elect to pursue any one or more of the following remedies: (a) terminate this Agreement and receive a refund of the Earnest Money; or (b) sue for damages but in no event shall Buyer be entitled to recovery of any damages, including any award of attorneys’ fees, expenses or costs, in excess of the sums set forth in Section 8.3.1 above; or; or (c) specifically enforce this Agreement. The foregoing limitation on the liability of Seller shall not be applicable with respect to Seller’s obligations to be performed or enforced after Closing or pursuant to the Deed, Assignment and Assumption of Leases, Assignment of Contracts, or Bill of Sale, subject to Section 8.3.1(c) above.
     11.3 Attorneys’ Fees. In the event either party brings an action or any other proceeding against the other party to enforce or interpret any of the terms, covenants or conditions hereof, the party substantially prevailing in any such action or proceeding shall be paid all costs and reasonable attorneys’ fees by the other party in such amounts as shall be set by the court, at trial and on appeal. The right to reimbursement under this Section 11.3 shall not be subject to the limitations under Section 8.3.1 above.
     11.4 Transaction Costs. If this Agreement is terminated pursuant to terms of Section 4.5 or Section 7.1, or by Buyer pursuant to Section 6.1.3, Section 8.3.1 or Section 11.2, , then, notwithstanding anything to the contrary contained herein, in addition to a refund of the Earnest Money and any interest earned thereon, Seller shall reimburse Buyer for any out-of-pocket costs incurred by Buyer in connection with this transaction including due diligence costs and legal fees (the “Transaction Costs”), up to a maximum reimbursement of Ninety Thousand Dollars ($90,000).
ADDENDUM A

ARTICLE XII. MISCELLANEOUS
     12.1 Brokers and Finders. Each party represents and warrants to the other that no broker or finder has been involved in this transaction except Pacific Real Estate Partners (“Broker”) whose commission shall be paid in full by Seller at Closing pursuant to a separate agreement with Seller; provided, however, this provision shall not create any rights in the Broker or any other third parties. In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection with this Agreement other than Broker, Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to indemnify Seller against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) which Seller may sustain or incur by reason of such claim. Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify Buyer against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) which Buyer may sustain or incur by reason of such claim. Notwithstanding anything to the contrary herein, the provisions of this Section 12.1 shall survive the termination of this Agreement or the Closing. Buyer and Seller each acknowledge receipt of the pamphlet “The Law of Real Estate Agency.”
     12.2 Notices. All notices, demands, requests, consents and approvals which may, or are required to, be given by any party to any other party hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by a nationally recognized overnight delivery service, (iii) electronically transmitted with confirmation sent by another method specified in this Section 12.2 or (iv) mailed or deposited in the United States mail and sent by registered or certified mail, return receipt requested, postage prepaid to:

Buyer at:	Hines
800 5th Avenue, Suite 3838
Seattle, WA 98104
Attn: W. Rand Dixon
Telephone No. (206) 839-8400
Telecopier No. (206) 839-8401

Hines
445 South Figueroa, Suite 2080
Los Angeles, CA 90071
Attn: Colin P. Shepherd
Telephone No. (213) 629-5200
Telecopier No. (213)
ADDENDUM A

With copies to:	Hines
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Attention: Jason Maxwell
Telecopier No.: 713-966-2075

Davis Wright Tremaine LLP
1501 Fourth Avenue, Suite 2600
Seattle, WA 98101
Attn: Lisa Peterson
Telephone No. (206) 628-7652
Telecopier No. (206) 628-7699

For notices after June 1, 2007:

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2—
Seattle, WA 98101

Seller at:	c/o Touchstone Corporation
2025 First Avenue
Seattle, Washington 98121
Attention: Douglas O. Howe and James D. O’Hanlon
Telephone No. (206) 727-2393
Telecopier No. (206) 727-2399

With a copy to:	Foster Pepper PLLC
1111 Third Avenue, Suite 3400
Seattle, Washington 98101
Attention: Gary E. Fluhrer / Thomas J. Parkes
Telephone No. (206) 447-8896 / (206) 447-8984
Telecopier No. (206) 749-1942 / (206) 749-2043
or to such other addresses as either party hereto may from time to time designate in writing and deliver in a like manner. All notices shall be deemed complete upon actual receipt or refusal to accept delivery.
     12.3 Amendment, Waiver. No modification, termination or amendment of this Agreement may be made except by written agreement. No failure by Seller or Buyer to insist upon the strict performance of any covenant, agreement, or condition of this Agreement or to exercise any right or remedy shall constitute a wavier of any such breach or any other covenant, agreement, term or condition. No waiver shall affect or alter this Agreement, and each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. All the terms, provisions, and conditions of this Agreement shall inure to the benefit of and be enforceable by Seller’s or Buyer’s permitted successors and assigns.
     12.4 Survival. All provisions of this Agreement which involve obligations, duties or rights to be performed after the Closing Date or the recording of the Deed, and all representations and warranties made in or to be made pursuant to this Agreement shall survive the Closing Date and/or the recording of the Deed only to the extent expressly provided herein.
ADDENDUM A

     12.5 Captions. The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.
     12.6 Merger of Prior Agreements; No Reliance. This Agreement and the exhibits hereto constitute the final and complete agreement between the parties with respect to the purchase and sale of the Property and supersede all prior and contemporaneous agreements, letters of intent and understandings between the parties hereto relating to the subject matter of this Agreement. There are no oral or other agreements, including but not limited to any representations or warranties, which modify or affect this Agreement. Seller shall not be bound by, nor liable for, any warranties, representations or statements of fact or opinion made by any other person, partnership, corporation or other entity, including, without limitation, the Title Company, any surveyor and any consultants. Buyer acknowledges to Seller that in entering into this Agreement, Buyer is not relying on any warranties except those expressly set forth herein.
     12.7 No Joint Venture. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.
     12.8 Governing Law; Time. This Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Washington. “Day” as used herein means a calendar day and “business day” means any day on which commercial banks are generally open for business. Any period of time which would otherwise end on a non-business day shall be extended to the next following business day. Time is of the essence of this Agreement.
     12.9 Exhibits. All exhibits attached hereto or referenced herein are incorporated in this Agreement.
     12.10 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such provisions had not been contained herein.
     12.11 Counterparts. This Agreement and the documents to be delivered hereunder may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
     12.12 Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller; provided, however, Buyer may assign its interest in this Agreement on or before the Closing Date to a “Qualified Entity” so long as Buyer gives Seller advance written notice thereof and Buyer and the assignee execute and deliver an assignment and assumption agreement (which, among other matters, will confirm the representations and warranties of Buyer under Section 8, with appropriate modifications to reflect the type of entity involved and the jurisdiction in which it was formed) in form reasonably satisfactory to Seller. As used herein, a “Qualified Entity” means an entity owned 50% or more by Buyer which is approved in writing by Seller (which approval shall not be unreasonably withheld). In the event of a permitted transfer to a Qualified Entity, the transferee shall assume in writing all of the transferor’s rights and obligations hereunder, and the transferor shall be released from its obligations hereunder. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or
ADDENDUM A

assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
     12.13 Cooperation with Buyer’s Auditors and SEC Filing Requirements. Seller shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor (Deloitte & Touche LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs plus up to the three prior calendar years. Buyer shall be responsible for all out-of-pocket costs associated with this audit. Seller shall cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, Seller agrees to provide if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any Affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no material cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

SELLER:	TOUCHSTONE SEATTLE VENTURE II, an Illinois general partnership

		By:	Touchstone Partners IV LLC, a Washington limited liability company, its managing general partner

By

Its

BUYER:	HINES REIT PROPERTIES, L.P., a Delaware limited partnership

	By:	Hines Real Estate Investment Trust, Inc., a Maryland corporation

By:

Its:

ADDENDUM A